Exhibit 10.21

Private & confidential to

Tove Nilsen Ljungquist (the ‘Participant’)

Stock Options

1.000.000 stock options are granted to the Participant on the terms set out in this allocation letter, in the Stock Option policy and in any resolutions decided upon by either the Board of Directors or Annual General Assembly.

The Options will be subscribed by FREYR AS (the ‘Company’) and transferred to the Participant immediately after vesting. The Options are granted without consideration from the Participant.

The Participant shall pay the Exercise price for each Option that is exercised. The Exercise Price is determined by the Board of Directors of the Company according to the Stock Option Plan, however, Management will put the stock options award forward to the Board for approval with an Exercise Price equivalent to the volume weighted average share price the five days leading up to the date of signing the employment contract.

Grant schedule

	Grant date	Options granted	Exercise price
	On signing employment contract	375 000	NOK 1,73
	Financial Close Fast track	375 000	NOK 1,73	options earmarked for the Optionee at the relevant Exercise price, granted after 12 months in the job.
	Financial Close Phase 1 16GWh	250 000	NOK 1,73
	TOTAL	1 000 000
Vesting date	01.10.2023
Exercise period	01.10.23 - 30.09.25

Options that have not been exercised by 17:00 hours (CET) on 30.09.25 will lapse without any consideration and may not be exercised by the Participant.

Date: 30th September 2020	Date: 30th September 2020
Place: Oslo	I have read the 2019 Stock Option Plan, and accept the terms of such Plan

/s/ Tom Jensen	/s/ Tove Nilsen Ljungquist
FREYR AS	Participant
Tom Jensen, CEO	Tove Nilsen Ljungquist